Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into by Zachary Fleming (“Employee”) on the one hand, and Sanara MedTech Inc. (hereinafter “Company”) on the other hand, as of the date of the last of the Parties’ signatures, below. For purposes of this Agreement, Employee and Company are collectively referred to as the “Parties.”

In consideration of the payments, covenants, and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Parties agree as follows:

1.	Termination of Employment.

It is understood and agreed that Employee’s employment with Company and any of Company’s direct and/or indirect subsidiaries terminated effective May 10, 2024. Employee acknowledges and agrees that Company has met all of its obligations to Employee and has paid Employee all salary, wages, overtime payments, commissions, bonuses, accrued benefits, and any other amounts due to Employee through the date of execution of this Agreement and further acknowledges and agrees that, except for the Severance Proceeds specifically set forth in Paragraph 2 of this Agreement, Company owes no additional amounts to Employee for any reason.

2.	Payments and Actions by the Company.

a. Severance Proceeds. In consideration of Employee’s general release and the other promises contained in this Agreement, Company agrees to pay Employee an amount equal to twelve (12) months of Employee’s base salary, less applicable withholdings for taxes and any other items as to which a withholding obligation may exist, at Employee’s regular salary rate as of the effective date of Employee’s termination (the “Severance Proceeds”). The Severance Proceeds will be paid in approximately equal installments on or about regular payroll dates over a twelve (12) month period (the “Severance Period”).

b. Insurance Premiums. In further consideration of Employee’s general release and the other promises contained in this Agreement, Company agrees to pay the premiums for extended health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Employee and Employee’s eligible dependents during the Severance Period, or until the date Employee’s coverage otherwise terminates in accordance with COBRA or on account of Employee’ eligibility to receive coverage under a program of a subsequent employer or otherwise, if earlier (the payment of such premiums is hereinafter included in the term “Severance Proceeds”).

ZF	MM
Employee Initials	Company Initials

c. Unvested Equity Awards. In further consideration of Employee’s general release and the other promises contained in this Agreement, Company agrees to permit 11,815 (fifty percent (50%) of the current total) of Employee’s outstanding unvested shares of restricted stock (the “Retained Restricted Shares”) to continue to vest on the time schedule set forth in the applicable restricted stock award agreements, subject to Employee’s continued compliance with the Restrictive Covenants set forth in Sections seven (7), ten (10), eleven (11), and twelve (12) of the Amended and Restated Employment Agreement between the Parties dated January 1, 2022 (the “Employment Agreement”) (the continued vesting is hereinafter included in the term “Severance Proceeds”). The vesting schedule does not affect or change the timelines set forth in Section seven (7), ten (10), eleven (11), and twelve (12) of the Employment Agreement.

Notwithstanding the preceding paragraph, the Parties acknowledge and agree that Employee will incur a tax liability with respect to the Retained Restricted Shares as of the effective date of this Agreement (as set forth in Section 3 below, the “Effective Date”) and prior to the time the Retained Restricted Shares would vest in accordance with the preceding paragraph. In light of such tax liability, the Parties further agree that a number of Retained Restricted Shares having a fair market value as of the Effective Date equal to the amount required to satisfy all tax withholding requirements applicable thereto shall vest as of the Effective Date (the “Released Shares”). The Company shall withhold the Released Shares to satisfy such withholding obligations, and remaining Retained Restricted Shares will continue to vest in accordance with the preceding paragraph.

For the avoidance of doubt, the remaining 11,815 (fifty percent (50%) of the current total) of Employee’s outstanding unvested shares of restricted stock that had previously been granted to Employee have been forfeited.

Employee acknowledges the receipt and sufficiency of the Severance Proceeds and expressly agrees that no further act or payment is owed to Employee or to any of Employee’s attorneys, agents, or assigns by Company or any of its affiliates or any of their past and present officers, directors, shareholders, employees, volunteers, agents, parent corporations, predecessors, subsidiaries, affiliates, branches, insurers, benefit plans, estates, successors, assigns, or attorneys. Employee further acknowledges and agrees that Employee’s receipt of the Severance Proceeds is conditioned upon his compliance with the terms of this Agreement and with the Restrictive Covenants set forth in Sections seven (7), ten (10), eleven (11), and twelve (12) of the Employment Agreement.

3.	Release by Employee.

Employee, on behalf of Employee, Employee’s successors, and Employee’s assigns, now and forever unconditionally releases and discharges Company and all of its affiliates, including, without limitation, all of their past and present officers, directors, shareholders, employees, volunteers, agents, parent corporations, predecessors, subsidiaries, affiliates, branches, insurers, benefit plans, estates, successors, assigns, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, attorneys’ fees, suits, debts, covenants, contracts, agreements, promises, demands, or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Employee ever had, now has, or might in the future have against any of the Releasees based upon facts occurring prior to the date of this Agreement.

2
	ZF	MM
	Employee Initials	Company Initials

Without limiting the generality of the foregoing, Employee acknowledges and covenants that, in consideration for the Severance Proceeds set forth in Paragraph 2 above, Employee has knowingly waived any right or opportunity to assert any Claim which is in any way connected with any employment relationship, or the termination of any employment relationship, that existed between Company and Employee. Employee further understands and agrees that Employee has knowingly relinquished, waived, and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses, and attorneys’ fees.

Employee further specifically acknowledges and agrees that Employee has knowingly and voluntarily released Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Employee has or may have against any of the Releasees based upon facts occurring prior to the date of this Agreement, including but not limited to those claims that are in any way connected with any employment relationship, or the termination of any employment relationship, that existed between Company and Employee. Employee acknowledges and agrees that Employee is advised to consult with an attorney prior to executing this Agreement and that Employee has been given twenty-one (21) days to consider this Agreement prior to its execution. Employee also understands that Employee may revoke this Agreement at any time within seven (7) days following its execution. Employee understands, however, that this Agreement shall not become effective and that none of the consideration described above shall be paid to Employee until after the expiration of the seven (7) day revocation period.

4.	Protected Rights.

Employee understands that nothing contained in this Agreement limits any of the following (the “Protected Rights”): (a) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local governmental agency or commission (“Government Agencies”); (b) Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on Employee’s behalf, or by any other individual; however, based on Employee’s release of claims set forth in Section 3 of this Agreement, Employee understands that Employee is releasing all claims that Employee may have, as well as Employee’s right to recover monetary damages, except as otherwise required by law, or obtain other relief that is personal to Employee in connection with any charge or complaint that may be filed with any Government Agencies relating to Employee’s employment with Company; and (c) Employee’s rights under the National Labor Relations Act (“NLRA”) to bargain collectively or to exercise Employee’s rights under the NLRA to discuss, communicate, engage in concerted activity, or assist other employees regarding wages, benefits, hours, workplace issues, labor disputes, unfair labor practices, working conditions, or other terms and conditions of employment, and Employee does not need to notify Company or seek Company’s prior authorization before making such disclosures or engaging in such communications or activity.

3
	ZF	MM
	Employee Initials	Company Initials

5.	Company Property.

Employee agrees to return all documents, materials, equipment, keys, recordings, client contact information, other client-related information, sales information, workforce information, production information, computer data, and other material and information relating to Company or any of the other Releasees, or the business of Company or any of the other Releasees, and not to retain or provide to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations thereof. By executing this Agreement, Employee warrants and agrees that Employee already has returned all such information and material to Company. Employee further represents and warrants that Employee has not provided any property belonging to Company or any of the other Releasees, including any documents, equipment, or other tangible property, but with the exception of non-confidential materials generally distributed by Company to customers or the general public, to any other person. This Paragraph 5 is not intended to in any way limit any of the Protected Rights contained in Paragraph 4 of this Agreement.

6.	Non-Assignment of Claims.

Employee acknowledges and warrants, understanding that the truth of said acknowledgment and warranty is material to the making of this Agreement, that Employee has not assigned or otherwise transferred any of the Claims released by Employee through this Agreement, and Employee hereby promises to indemnify and hold harmless the Releasees with respect to any damages, costs, or other injuries, including the payment of attorneys’ fees, which might arise through the assertion against one or more Releasees of any Claim released herein by Employee.

7.	Confidentiality.

Subject to the Protected Rights set forth in Section 4 above, Employee promises that Employee has not and will not disclose or publish, verbally, in writing, or otherwise, to any person or entity of any kind the negotiations leading up to the making of this Agreement, the amount of consideration passing pursuant to this Agreement, or any other term or condition of this Agreement or the subject compromise; provided, however, that Employee may disclose the provisions of the Agreement (a) to Employee’s spouse; (b) to Employee’s attorney, accountant, and financial advisor; and (c) as required by order of a court of competent jurisdiction or as otherwise required by law. If Employee finds it necessary to disclose the existence or terms of this Agreement to Employee’s spouse, attorney, accountant, or financial advisor, Employee agrees that, prior to such disclosure, Employee will inform such individuals of their obligation to maintain the confidentiality of the existence and terms of the Agreement and their obligation not to disclose those terms to any third party and Employee will be responsible for any breach of confidentiality by such persons.

4
	ZF	MM
	Employee Initials	Company Initials

8.	Denial of Liability.

It is understood and agreed by the Parties that this Agreement represents a settlement and compromise of doubtful and disputed claims and neither this Agreement itself, any of the payments or covenants described herein, nor anything else connected with this Agreement is to be construed as an admission of any liability whatsoever on the part of Employee, Company, or any of the other Releasees, by whom liability is expressly denied.

9.	Knowing and Voluntary.

This Agreement is executed by Employee voluntarily and is not based upon any representations or statements of any kind made by Company or any of the other Releasees as to the merits, legal liabilities, or value of any claims that Employee may have against Company or any of the other Releasees.

10.	Warranty Regarding Charges and Claims.

Employee represents and warrants, understanding that the truth of said representation and warranty is material to the making of this Agreement, that Employee has submitted or filed no charges, claims, or allegations with any administrative agency, court, or similar such body involving Company or any of the other Releasees. The Parties agree that, in the event of a violation of the representation and warranty set forth in this paragraph, Company shall have the right, but not the obligation, to declare this Agreement void and exercise all remedies otherwise available at law with respect to Employee, including requiring Employee to repay all monies paid to Employee under the terms of this Agreement.

11.	Choice of Law.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas.

12.	Predecessors, Successors, and Assigns.

The Parties’ respective rights under this Agreement shall inure to the benefit of their predecessors, successors, assigns, heirs, and transferees.

5
	ZF	MM
	Employee Initials	Company Initials

13.	Acknowledgment.

Company hereby advises Employee to consult with an attorney or other advisor prior to executing this Agreement. Employee expressly acknowledges and agrees that Employee has read this Agreement carefully, that Employee has had ample opportunity to consult with an attorney, that Employee fully understands that the Agreement is final and binding, and that Employee has executed the Agreement voluntarily and without coercion, undue influence, threat, or intimidation of any kind whatsoever. Employee further acknowledges that this Agreement contains a release of potentially valuable claims, and that the only promises or representations Employee has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee also acknowledges and agrees that Employee has been offered at least twenty-one (21) days to consider this Agreement before signing, that Employee has not requested or been denied additional time to consider this Agreement, and that Employee is signing this Agreement voluntarily, with the full intent of releasing Company from all claims.

14.	Non-Revocation.

Employee acknowledges and agrees that this Agreement may not be revoked at any time after the expiration of the seven (7) day revocation period referenced in Paragraph 3 above. Employee agrees that, with the exception of an action to challenge Employee’s waiver of claims under the ADEA, should Employee ever attempt to revoke, rescind, void, or challenge this Agreement or if Employee ever attempts to make, assert, or prosecute any Claims released by Employee through this Agreement, Employee will as a condition precedent return to Company any and all Severance Proceeds made by Company under this Agreement, plus interest at the highest legal rate. Furthermore, with the exception of an action to challenge Employee’s waiver of claims under the ADEA, if Employee does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against Company or any other Releasee based upon a claim which is covered by the general release set forth herein, Employee shall pay to Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Employee’s action. Nothing in this Agreement shall limit Company’s right to seek and obtain other remedies for breach of this Agreement.

15.	Entire Agreement and Severability.

This Agreement supersedes any and all prior negotiations or agreements between the Parties and contains the entire agreement between the Parties as to the subject matter hereof, except that the Restrictive Covenants set forth in Sections seven (7), ten (10), eleven (11), and twelve (12) of the Employment Agreement will remain in full force and effect for the terms specified therein. The Parties hereby acknowledge and agree that there have been no offers or inducements which have led to the execution of this Agreement other than as stated herein. Because this Agreement is the product of negotiations between both parties, neither party may be considered the drafter of the Agreement and no ambiguity in any provision shall be construed against either party on account of that party being considered the drafter of that provision or of the Agreement. The Parties agree that all provisions of this Agreement, except the Release by Employee set forth in Paragraph 3 of the Agreement, are severable from one another and this Agreement may not be modified except by a written document signed by both parties expressly stating that it is intended as an amendment.

6
	ZF	MM
	Employee Initials	Company Initials

16.	Non-Disparagement and Neutral Reference.

Subject to the Protected Rights set forth in Section 4 above, Employee acknowledges and agrees that, except as required by law or compelled through valid legal process, Employee will not make any derogatory or disparaging statements about Company (or any other Releasee) or its products, services, business, or employment practices, regardless of the truth or falsity of such statements.

Company acknowledges and agrees that it will instruct its Senior Management team that, except as required by law or compelled through valid legal process, they should not make any derogatory or disparaging statements about Employee, regardless of the truth or falsity of such statements. In addition, should any prospective employer of Employee need confirmation of Employee’s employment with Company, Employee agrees to direct that prospective employer to contact Michael McNeil and Company will instruct Mr. McNeil to confirm only Employee’s job title and dates of employment.

17.	Cooperation.

In consideration for the Severance Proceeds being paid pursuant to Paragraph 2 above, Employee agrees to cooperate with and assist Company by providing information relevant to matters as to which Employee gained knowledge while employed by Company and/or its predecessors, including, without limitation, all matters involving litigation, and that, upon request and reasonable notice from Company, Employee will voluntarily, and without additional payment or requiring a subpoena or other process, meet with Company’s attorneys and other representatives, appear at hearings, depositions, trials, and other proceedings relating to such matters, and provide truthful written statements and testimony relating to such matters. Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses necessitated by Employee’s cooperation under this Paragraph 17.

18.	No Voluntary Cooperation.

Employee acknowledges and agrees that Employee will not voluntarily testify or otherwise cooperate or participate in any way in any currently pending or future claim, charge, or action asserted against Company or any other Releasee.

This Paragraph 18 is not intended to in any way limit any of the Protected Rights contained in Paragraph 4 of this Agreement.

7
	ZF	MM
	Employee Initials	Company Initials

19.	Section 409A.

The Parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), although Company makes no covenants and assumes no liability with respect to such compliance or noncompliance.

/s/ Zachary Flemming
ZACHARY FLEMING

May 23, 2024
Date

SANARA MEDTECH INC.

By:	/s/ Michael D. McNeil
Title:	Chief Financial Officer
Printed Name:	Michael D. McNeil

May 29, 2024
Date

8
	ZF	MM
	Employee Initials	Company Initials